Exhibit 11
Statements Re: Computation of Per Share Earnings

	Three months ended June 30,		Six months ended June 30,
(Dollars in millions except share data)	2005	2004	2005	2004

Numerator:
Net income—basic and diluted	$158	$155	$302	$301

Denominator:
Weighted-average common shares outstanding	175,226,612	176,654,359	175,389,421	176,703,010
Effect of stock options	1,870,881	2,030,569	2,061,945	1,955,925

Adjusted weighted-average shares	177,097,493	178,684,928	177,451,366	178,658,935

Earnings per share:
Basic	$0.90	$0.88	$1.72	$1.71
Diluted	$0.89	$0.87	$1.70	$1.69
Anti-Dilutive Securities
Certain option shares were not included in the computation of diluted earnings per share for the three-month and six-month periods ended June 30, 2005 and 2004, since inclusion of these option shares would have anti-dilutive effects, as the options’ exercise prices exceeded the respective average market prices of the company’s shares.

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Number of anti-dilutive option shares	1,755,212	264,600	1,490,608	264,600
Exercise prices	$41.14-41.62	$41.14	$41.62	$41.14

Cincinnati Financial Corporation
Form 10-Q for the quarter ended June 30, 2005	51